Exhibit 99.1

GILEAD SCIENCES PRICES $7.25 BILLION OF SENIOR UNSECURED NOTES

September 24, 2020

FOSTER CITY, Calif.--(BUSINESS WIRE)--Sep. 23, 2020-- Gilead Sciences, Inc. (Nasdaq: GILD) today announced the pricing of senior unsecured notes in an aggregate principal amount of $7.25 billion, in an underwritten, registered public offering, consisting of seven tranches:

•	$500 million of floating rate notes maturing in 2021 (the “2021 floating rate notes”)

•	$500 million of floating rate notes maturing in 2023 (the “2023 floating rate notes” and together with the 2021 floating rate notes, “the floating rate notes”)

•	$2 billion of 0.75% senior notes maturing in 2023 (the “2023 fixed rate notes”)

•	$750 million of 1.20% senior notes maturing in 2027 (the “2027 fixed rate notes”)

•	$1 billion of 1.65% senior notes maturing in 2030 (the “2030 fixed rate notes”)

•	$1 billion of 2.60% senior notes maturing in 2040 (the “2040 fixed rate notes”)

•	$1.5 billion of 2.80% senior notes maturing in 2050 (the “2050 fixed rate notes”)

The offering is expected to close September 30, 2020, subject to customary closing conditions.

As previously announced, Gilead entered into an Agreement and Plan of Merger with Immunomedics, Inc. (“Immunomedics”) on September 13, 2020, pursuant to which Gilead will acquire Immunomedics. Under the terms of the agreement, a wholly-owned subsidiary of Gilead will promptly commence a tender offer to acquire all of the outstanding shares of Immunomedics’ common stock at a price of $88.00 per share in cash. Following successful completion of the tender offer, Gilead will acquire all remaining shares not tendered in the offer through a second step merger at the same price as the tender offer. The consummation of the tender offer is subject to various conditions, including a minimum tender of at least a majority of outstanding Immunomedics shares, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary conditions. The acquisition is anticipated to close in the fourth quarter of 2020.

Gilead intends to use (i) the net proceeds from the floating rate notes, the 2023 fixed rate notes, the 2030 fixed rate notes and the 2040 fixed rate notes to finance a portion of the cash consideration payable in connection with the acquisition and to pay related fees and expenses and (ii) the net proceeds from the offering of the 2027 fixed rate notes and 2050 fixed rate notes to repay $1,000 million in aggregate principal amount of its 4.50% Senior Notes due 2021 and $1,250 million in aggregate principal amount of its 4.40% Senior Notes due 2021. If the acquisition is terminated or otherwise not consummated on or before September 13, 2021, Gilead will be required to redeem the floating rate notes, the 2023 fixed rate notes, the 2030 fixed rate notes and the 2040 fixed rate notes at a redemption price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest. The closing of the offering is not contingent on the closing of the tender offer or the acquisition.

Barclays Capital Inc. and Wells Fargo Securities are acting as lead joint book-running managers in the offering. The offering of the securities is being made only by means of a prospectus supplement and the

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com

phone 650 574 3000 facsimile 650 578 9264

accompanying base prospectus, which is filed as part of Gilead’s effective shelf registration statement on Form S-3 (File No. 333- 242321), copies of which may be obtained from:

Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue Edgewood, NY 11717 (888) 603-5874 Email: barclaysprospectus@broadridge.com	Wells Fargo Securities, LLC 608 2nd Ave South, Suite 1000 Minneapolis, MN 55402 Attention: WFS Customer Service (800) 645-3751 Email: wfscustomerservice@wellsfargo.com

An electronic copy of the prospectus supplement and the accompanying base prospectus may also be obtained at no charge at the U.S. Securities and Exchange Commission’s website at http://www.sec.gov/.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.

Forward-Looking Statements

This press release includes forward-looking statements that are subject to risks, uncertainties and other factors, including the current market demand for these types of securities and the securities of Gilead, Gilead’s ability to consummate the offering in the currently anticipated timeframe or at all, the negotiations between Gilead and the underwriters, filings and approvals relating to the acquisition, the ability to complete the tender offer and the acquisition in a timely manner or at all, and adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks, such as COVID-19. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. All statements that address future business, operating or financial performance or Gilead's strategies or expectations are forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks that could impact the offering are described in detail in Gilead’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the U.S. Securities and Exchange Commission, and may be updated by the risk factors set forth in any subsequent filing by Gilead with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

Additional Information and Where to Find It

The tender offer described in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Immunomedics, nor is it a substitute for any tender offer materials that Gilead, the purchaser or Immunomedics will file with the SEC. A solicitation and an offer to buy shares of Immunomedics will be made only pursuant to an offer to purchase and related materials that Gilead intends to file with the SEC.

At the time the tender offer is commenced, Gilead will file a Tender Offer Statement on Schedule TO with the SEC, and Immunomedics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. IMMUNOMEDICS’ STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Immunomedics at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Gilead or Immunomedics. Free copies of these materials and certain other offering documents will be made available by Gilead by mail to Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, CA 94404, attention: Investor Relations, by phone at 1-800-GILEAD-5 or 1-650-574-3000, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Immunomedics will be available free of charge under the “Investors” section of Immunomedics’ internet website at Immunomedics.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Gilead and Immunomedics file annual, quarterly and current reports, proxy statements and other information with the SEC. Gilead’s and Immunomedics’ filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

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